UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 7, 2007

BAY BANKS OF VIRGINIA, INC.

(Exact Name of Registrant as Specified in Charter)

Virginia	0-22955	54-1838100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 S. Main Street, Kilmarnock, Virginia 22482

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (804) 435-1171

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Bay Banks of Virginia, Inc. Declares Increase in Common Stock Dividend for 36th Consecutive Year

Kilmarnock, VA, November 9, 2007, Bay Banks of Virginia, Inc. (OTC BB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, announced that its Board of Directors declared a quarterly dividend of $0.17 per share on November 7, 2007. The dividend will be paid on December 14, 2007 to shareholders of record December 3, 2007.

This December 14, 2007 dividend of $0.17 per share represents an increase of 3% compared to the $0.165 dividend paid December 16, 2006. The annualized dividend rate per share is $0.68 with a total annualized payout of approximately $1.5 million on 2.4 million shares outstanding.

Bay Banks of Virginia, based in Kilmarnock, has seven full service banking offices strategically located in Kilmarnock, White Stone, Warsaw, Montross, Heathsville and Callao; and a Trust Company office in Kilmarnock.

Steady progress continues in the establishment of two additional banking offices. A branch office in Burgess, Northumberland County, Virginia will be the Bank’s 8th retail office and an extension of its market into the eastern region of that county. The Bank plans to open this office during the second quarter of 2008. The Bank is also establishing a Colonial Beach, Virginia retail office. Colonial Beach is an incorporated town within Westmoreland County. Management anticipates opening this office by mid-year 2008. This will be the Bank’s 9th banking office and the 2nd in Westmoreland County, an extension of its market to that County’s western end.

The Company has total assets of $328.5 million and offers consumers and businesses a wide mix of financial services. Investment services, including financial planning, securities brokerage and insurance products are offered through Investment Advantage. Management services for personal trusts, including estate planning, estate settlement and trust administration as well as financial planning, investment services, management of IRAs and other investment accounts are provided through Bay Trust Company.

Investor contact: Austin L. Roberts III, President and Chief Executive Officer, at 804-435-1171 or aroberts@banklanc.com.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAY BANKS OF VIRGINIA, INC.

By:	/s/ Austin L. Roberts, III
Austin L. Roberts, III
President and CEO

November 9, 2007

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